Exhibit 10.20

EMMAUS LIFE SCIENCES, INC.

AMENDMENT NO. 1 TO CONVERTIBLE PROMISSORY NOTE

This Amendment No. 1 to Convertible Promissory Note (this "Amendment") is made and entered into as of the date of the last signature hereto by and between Emmaus Life Sciences, Inc., a Delaware corporation ("Borrower" or the "Company"), and the undersigned holder (the "Holder") of the Convertible Promissory Note of the Company more specifically described on the Holder Signature Page hereto with reference to the Agreement and Plan of Merger, dated as of January 4, 2019 (as amended from time to time, the "Merger Agreement"), among the Company, MYnd Analytics, Inc. ("MYnd") and Athena Merger Subsidiary, Inc. ("Merger Sub), pursuant to which, subject to the terms and conditions of the MA, Merger Sub will merge with and into Emmaus (the "Merger"), in order to amend such

Convertible Promissory Note (the "Original Note") to add thereto the following paragraph to replace in its entirety the existing paragraph relating to the same subject matter:

"Notwithstanding any other provision herein, immediately prior to the "Effective Time" (as defined in the Merger Agreement), $2,000,000 of the outstanding principal amount of this Note shall automatically be converted into shares of Common Stock of the Company at a Conversion Price Per Share of $6.00, subject to applicable tax withholding requirements. The holder of this Note shall indemnify, defend and hold the Company and its officers, directors and employees harmless from any taxes arising from any payments made pursuant to this Note, or as a result of the conversion of this Note into shares of Common Stock of the Company, including the failure to withhold taxes from any such payments or upon any such conversion. The Company and its affiliates may withhold distributions and payments that would otherwise be payable to the holder or former holder of this Note to satisfy any applicable withholding requirement or to pay any amounts owing by the holder or former holder of this Note to the Company or any of its officers, directors or employees pursuant to the foregoing. Alternatively, the Company may reduce the shares of Common Stock of the Company deliverable to the holder upon conversion of this Note in order to satisfy any amounts owing by the holder or former holder of this Note to the Company or any of officers, directors or employees pursuant to the foregoing. The provisions of this paragraph shall survive the repayment, satisfaction, conversion or discharge of all obligations under this Note."

Except as set forth above, the terms and provisions of the Original Note shall remain in full force and effect.

This Amendment may be executed in counterparts and by facsimile signature or otherwise, and each such counterpart shall be deemed an original and both such counterparts together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company has executed this Amendment. Dated: July 8,2019 Emmaus Life Sciences, Inc.

By

: Yutaka Niihara, MD,M.P.H.

Chairman and Chief Executive Officer [Holder Signature Page Follows]

HOLDER SIGNATURE PAGE TO AMENDMENT NO. 1 TO CONVERTIBLE

PROMISSORY NOTE

AGREED AND ACCEPTED:

Dated: July_, 2019

Wealth Threshold Limited

Name of individual purchaser, custodian, corporation, partnership or other entity or trust (please print)

Signature of individual purchaser, authorized person or trustee

CONVERTIBLE PROMISSORY NOTE DATED JANUARY 15, 2018 IN THE ORIGINAL PRINCIPAL AMOUNT OF $5,000,000